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PIERCY BOWLER TAYLOR & KERN
  Certificied Public Accountants * Business Advisors

October 12, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by PrimePlayer, Incorporated (the “Company”), which we understand will be filed with the Commission, pursuant to Item 4.1 of Form 8-K, as part of the Company's Current Report on Form 8-K dated September 1, 2005, a copy of which is attached. We agree with the statements concerning our firm in such Form 8-K and agree to the filing of this letter as Exhibit 16.1 to the Form 8-K.

Very truly yours,

/s/  PIERCY BOWLER TAYLOR & KERN
       PIERCY BOWLER TAYLOR & KERN

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